SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( ) Preliminary Proxy Statement            ( ) Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Span-America Medical Systems, Inc.
                (Name of Registrant as Specified in its Charter)



      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing Fee (Check the appropriate box):

(X) No fee required.

( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

( ) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule, or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                 [SPAN-AMERICA MEDICAL SYSTEMS, INC. LOGO HERE]

                       SPAN-AMERICA MEDICAL SYSTEMS, INC.
                              POST OFFICE BOX 5231
                        GREENVILLE, SOUTH CAROLINA 29606

                   ___________________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 28, 1999
                  _____________________________________________


TO THE SHAREHOLDERS OF SPAN-AMERICA MEDICAL SYSTEMS, INC.

      Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Span-America Medical Systems, Inc., (the "Company") will be held at the Company's headquarters at 70 Commerce Ctr., Greenville, South Carolina, on January 28, 1999, at 9:00 a.m., for the purpose of considering and acting upon the following matters:

      (1)   the election of four directors; and

      (2) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on December 10, 1998 as the record date for the determination of the shareholders entitled to notice and to vote at the Annual Meeting.

      YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY WILL BE RETURNED TO ANY SHAREHOLDER WHO IS PRESENT IN PERSON AND REQUESTS SUCH RETURN.

                                                By Order of the Board of
                                                Directors,



                                                Richard C. Coggins
                                                SECRETARY
December 28, 1998
Greenville, South Carolina


                   PLEASE RETURN THE ENCLOSED PROXY IMMEDIATELY

                       SPAN-AMERICA MEDICAL SYSTEMS, INC.
                              POST OFFICE BOX 5231
                        GREENVILLE, SOUTH CAROLINA 29606
                                  (864) 288-8877

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 28, 1999


SOLICITATION OF PROXIES

      This Notice of Annual Meeting, Proxy Statement and Proxy (these "Proxy Materials") are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors ("the Board") of Span-America Medical Systems, Inc. (the "Company") to be voted at the annual meeting of shareholders (the "Annual Meeting") to be held at 9:00 a.m. on January 28, 1999 at the Company's headquarters at 70 Commerce Center, Greenville, South Carolina. The approximate mailing date of these Proxy Materials is December 28, 1998.

VOTING AT THE ANNUAL MEETING

      Shareholders of record at the close of business on December 10, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on such record date, there were outstanding 2,617,929 shares of the Company's no par value common stock (the "Common Stock"). The Common Stock is the only class of voting securities of the Company. Holders of shares of Common Stock are entitled to one vote for each share held on December 10, 1998 (the "Record Date") on all matters presented for action by the shareholders. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company as of the Record Date is necessary to constitute a quorum at the Annual Meeting. All shares represented by valid proxies received prior to the Annual Meeting and not revoked before they are exercised will be voted in accordance with specifications thereon. If no contrary instructions are indicated, all shares represented by a proxy will be voted FOR the election to the Board of Directors of the Nominees described herein, and in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting or any adjournment thereof.

      Shares will be tabulated by inspectors of election appointed by the Company, with the aid of the Company's transfer agent. The inspectors will not be directors or nominees for director. The inspectors shall determine, among other things, the number of shares represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, determine the result, and do such acts as are proper to conduct the election and vote with fairness to all shareholders. Directors are elected by a plurality of votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. In connection with the election of directors, broker non-votes are not counted for purposes of determining the votes cast for directors.

REVOCATION OF PROXIES

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Span-America Medical Systems, Inc., Post Office Box 5231, Greenville, South Carolina 29606, Attention: Secretary.


                              ELECTION OF DIRECTORS

      The number of the Company's directors is currently set at nine persons in accordance with the Company's Articles of Incorporation. As provided in the Company's Articles of Incorporation, the Board is divided into three classes of directors, with each class being comprised of three persons who serve three-year terms. Accordingly, as set forth below, management has nominated Thomas F. Grady, Jr., J. Ernest Lathem, M.D., and James M. Shoemaker, Jr. to serve as directors under terms which will expire at the 2002 annual meeting of shareholders or when their successors are duly elected. Management has also nominated Robert H. Dick to fill the unexpired term of Brien Laing who will retire from the Board at the 1999 annual meeting of shareholders, at which time he will have reached the Board's normal retirement age.

      Unless authority to vote with respect to the election of one or more nominees is "WITHHELD," it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of the nominees set forth below. All of these nominees are United States citizens. In the event that any of the nominees for director should become unavailable to serve as director, which is not anticipated, the persons named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment. There are no family relationships among the directors and the executive officers of the Company.

      Directors will be elected by a plurality of votes cast at the Annual Meeting. The Company's Articles of Incorporation provide that cumulative voting is not available in the election of directors.

INFORMATION REGARDING NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

      The following table sets forth the names and ages of the four nominees for director and the directors continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a director of the Company.

                                                                       DIRECTOR
NAME                       AGE   POSITION OR OFFICE WITH THE COMPANY    SINCE
----                       ---   -----------------------------------    -----
                NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2002
Thomas F. Grady, Jr.       56         Director                           1975
J. Ernest Lathem, M.D.     65         Director                           1996
James M. Shoemaker, Jr.    66         Director                           1992

                 NOMINEE FOR DIRECTOR WITH TERM EXPIRING IN 2001
Robert H. Dick             55         Nominee                            ---

                 CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2001
Richard C. Coggins         41   Director, Chief Financial Officer,       1993
                                Vice President and Secretary
James D. Ferguson          41   President and Chief Executive Officer    1998

                 CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2000
Roy W. Black               62         Director                           1997
Thomas D. Henrion          56         Director                           1996
Douglas E. Kennemore, M.D. 66         Director                           1975


BUSINESS EXPERIENCE OF NOMINEES AND DIRECTORS

     Mr. Grady has been employed by Federal Paper Board Company, Inc. since 1971, serving in various sales and marketing management positions. Federal Paper Board Company, Inc. was acquired by International Paper Company in 1996. Mr. Grady is currently Vice President of Sales with International Paper Company, in which position he has served since 1990.

     Dr. Lathem retired in 1993 after 28 years in the private practice of urological surgery in Greenville, South Carolina. He is a director of Southern National Corporation and one of its subsidiaries, BB&T of South Carolina. He has also served as a director of several closely held corporations.

     Mr. Shoemaker has been a member of the law firm of Wyche, Burgess, Freeman & Parham, P.A., since 1965 and concentrates his practice in corporate and securities law. Mr. Shoemaker also serves as a director of One Price Clothing Stores, Inc., Palmetto Bancshares, Inc., and Ryan's Family Steak Houses, Inc.

     Mr. Dick is president of R. H. Dick & Company, Inc., an investment banking and management consulting firm based in Wellington, Florida. From 1996 to early 1998, Mr. Dick was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middleburg, Virginia. Prior to that, Mr. Dick served as President, Chief Executive Officer and Chief Financial Officer of Biomagnetic Therapy Systems, Inc. (1995-1996) and Pharmx, Inc. (1994-1995). Both companies were clients of Boles, Knop & Company. From 1982 until 1994, Mr. Dick served in various executive roles with Codman &

Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment, and other surgical products. Mr. Dick's positions with Codman included Director, Vice President-New Business Development, Vice President-U.S. Sales and Marketing, and Vice President-International. Mr. Dick also serves on the board of Valley Forge Scientific Corporation, which designs and manufactures bipolar electrosurgery equipment.

     Mr. Coggins joined the Company as Controller in May 1986. He was elected Treasurer in January 1987, Vice President of Finance in January 1989, and Secretary and Chief Financial Officer in January 1990. He currently serves as the Company's Chief Financial Officer, Vice President and Secretary. Mr. Coggins was previously employed by NCNB National Bank in Charlotte, North Carolina from 1984 to 1986, where he served as Commercial Banking Officer and Metropolitan Area Director.

      Mr. Ferguson joined the Company as Materials Manager in April 1990. He was promoted to Plant Manager of the Company's contract packaging business in 1992, Director of Contract Packaging in 1994, and Vice President of Operations in 1995. Mr. Ferguson was named President and Chief Executive Officer of the Company in August 1996. From 1981 to 1990, Mr. Ferguson worked for C.B. Fleet in Lynchburg, Virginia, where he served in various manufacturing management positions, ending as Director of Manufacturing.

      Mr. Black retired on January 1, 1997 from his positions with Johnson and Johnson, Inc., where he had been employed by several of its companies in various sales, marketing, and executive roles since 1961. He served since 1994 as Vice-Chairman, Board of Directors of Johnson and Johnson Professional, Inc. and Vice President of Johnson and Johnson International, Inc. Both companies manufacture products for neurospinal, joint replacement, and other surgical applications. Since 1989, Mr. Black also served as Vice-Chairman, Board of Directors of Codman and Shurtleff, Inc., which manufactures surgical instruments, implants, equipment, and other surgical products primarily for neurological surgery. From 1982 to 1989, Mr. Black was President and Chief Executive Officer of Codman and Shurtleff, Inc., a subsidiary of Johnson and Johnson, Inc. Mr. Black also serves as a director of Spinal Concepts, Inc.

     Mr. Henrion has been President, Chief Executive Officer, and Director of FoodService Purchasing Cooperative, Inc. (the "Cooperative") in Louisville, Kentucky since 1980. The Cooperative provides equipment, food, packaging items, and financial services to quick-service restaurant operators including KFC, Taco Bell, Dairy Queen, and Pizza Hut. Mr. Henrion also serves as a director for Brinly-Hardy Company, Inc.

     Dr. Kennemore has been engaged in the private practice of neurosurgery in Greenville, South Carolina since 1965.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      During the 1998 fiscal year, the Board of Directors held six meetings. All directors attended at least five of the six meetings and all meetings of committees of the Board on which such directors served during the 1998 fiscal year.

      The Audit Committee is comprised of Messrs. Henrion, Grady, Black, and Laing. The Audit Committee met one time during the 1998 fiscal year. The Audit Committee reviews the scope and results of the audit by the independent auditors and the adequacy of the Company's system of internal accounting controls and procedures, proposes the appointment of the independent auditors subject to approval of the Board and approves the fees paid for services rendered by such auditors.

      The Compensation Committee is comprised of Messrs. Shoemaker, Kennemore, and Lathem. The Compensation Committee met two times during the 1998 fiscal year. The Compensation Committee reviews and approves the remuneration of officers of the Company and reviews the overall compensation programs of the Company. The Compensation Committee's report is included below under "Board Compensation Committee Report on Executive Compensation."

     The Board does not have a standing nominating committee. The functions of the nominating committee are performed by the outside directors.

     The Executive Committee is comprised of Messrs. Shoemaker, Kennemore, and Lathem. It met two times during fiscal year 1998. The Executive Committee serves in an advisory capacity to the senior management of the Company.


                               EXECUTIVE OFFICERS

      The following table sets forth all of the current executive officers of the Company and their respective ages, Company positions and offices, and periods during which they have served in such positions and offices. There are no persons who have been selected by the Company to serve as its executive officers who are not set forth in the following table.
                                                                        Company
                                                                        Officer
Name                    Age   Company Offices Currently Held             Since
----                    ---   ------------------------------             -----
James D. Ferguson        41   President and Chief Executive Officer      1995
Robert E. Ackley         44   Vice President of Operations               1995
Richard C. Coggins       41   Vice President of Finance, Secretary       1987
                                and Chief Financial Officer
Melinda J. Gage          54   Vice President of Human Resources          1996
Keith A. Mauldin         38   Director of Custom Products                1995
Clyde A. Shew            41   Vice President of Medical Sales
                                and Marketing                            1996
Wanda J. Totton          43   Director of Quality / R&D                  1995

      The Company's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Mr. Ferguson's business experience is set forth above under "Business Experience of Nominees and Directors."

     Mr. Ackley joined the Company as Materials Manager in 1987. He was named Director of Consumer Sales in 1993, Vice President of Marketing in 1995, Vice President of Consumer Sales in 1996, and Vice President of Operations in 1998. Prior to joining the Company, Mr. Ackley worked in various operations management roles for Almay Cosmetics in North Carolina and C.B. Fleet in Virginia.

     Mr. Coggins' business experience is set forth above under "Business Experience of Nominees and Directors."

     Ms. Gage joined the Company in 1987 as Executive Assistant. She became Personnel Manager in 1989, Director of Human Resources in 1991, and Vice President of Human Resources in 1996. From 1974 to 1987 she worked for North County Health Services in California where her final position was Administrative Services Coordinator.

     Mr. Mauldin joined the Company as Sales Representative for the Industrial Division in 1988. He became Director of Industrial Sales in 1995 and Director of Custom Products in 1998. Prior to joining Span-America, Mr. Mauldin was a sales representative for Isotec International in Atlanta, Georgia.

     Mr. Shew joined the Company as Director of Corporate Accounts in May 1996. He was promoted to Vice President of Medical Sales in October 1996. From 1984 to 1996, Mr. Shew worked in various sales and marketing roles for Professional Medical Products, Inc. in Greenwood, South Carolina. His final position there was Director of Corporate Accounts, where he was responsible for contracting with multi-facility health care organizations in the United States.

     Ms. Totton joined the Company in 1987 as Quality Control Manager. She became Production Manager of the Company's contract packaging business unit in 1990. She was promoted to Director of Quality in 1995 and was named Director of Quality / R&D in 1998.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The information set forth below is furnished as of December 10, 1998, with respect to Common stock owned beneficially or of record by persons known to the Company to be the beneficial owner of more than 5% of the Common Stock as of the Record Date, each of the directors and nominees individually, the named officers included in the compensation table, and all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person's shares owned. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

                                        AMOUNT/NATURE
  NAME AND ADDRESS                      OF BENEFICIAL            PERCENT
OF BENEFICIAL OWNER                      OWNERSHIP               OF CLASS
-------------------                    ---------------           ---------
         BENEFICIAL OWNERS OF MORE THAN 5% OF THE COMPANY'S COMMON STOCK
         ---------------------------------------------------------------

Douglas E. Kennemore, M.D.                206,876  (1)             7.9%  (1)
27 Memorial Medical Drive
Greenville, SC  29605

Dimensional Fund Advisors                 186,700  (2)             7.1%  (2)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Lawrence J. Goldstein                     175,847  (3)             6.7%  (3)
Santa Monica Partners, LP
1865 Palmer Avenue
Larchmont, NY  10538

Robert Wilner                             157,272  (4)             6.0% (4)
Edgar Road
Greenwich, CT  06830

                             DIRECTORS AND NOMINEES

Roy W. Black                               17,000                    *
Richard C. Coggins                         29,366  (5)             1.1%  (5)
Robert H. Dick                                  0                    *
James D. Ferguson                          17,551  (6)               *   (6)
Thomas F. Grady, Jr.,                      26,595  (7)             1.0%  (7)
Thomas D. Henrion                          12,000                    *
Douglas E. Kennemore, M.D.                206,876  (1)             7.9%  (1)
J. Ernest Lathem, M.D.                     18,043                    *
James M. Shoemaker, Jr.                    22,000  (1)               *   (1)

                                       AMOUNT/NATURE
  NAME AND ADDRESS                     OF BENEFICIAL                PERCENT
OF BENEFICIAL OWNER                      OWNERSHIP                  OF CLASS
-------------------                    --------------                --------

                                       NAMED OFFICERS
                                       --------------
James D. Ferguson                          17,551 (6)                *  (6)
Robert E. Ackley                           26,388 (8)              1.0% (8)
Richard C. Coggins                         29,366 (5)              1.1% (5)
Keith A. Mauldin                            8,469 (9)                *  (9)
Clyde A. Shew                               5,000(10)                * (10)

                   DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
                   -------------------------------------------
All Directors and Executive               409,370                 15.0%
Officers of the Company as a
Group (14 persons)
----------------------

(1) The shares shown as beneficially owned by Messrs. Kennemore and Shoemaker include 3,000 shares which are currently not outstanding but which are subject to options which are exercisable within 60 days of the Record Date.

(2) The figure shown as beneficially owned by Dimensional Fund Advisors is based on Securities and Exchange Commission filings as of September 30, 1998.

(3) The figure shown as beneficially owned by Lawrence J. Goldstein of Santa Monica Partners is based on current Securities and Exchange Commission filings (through December 18, 1998), the most recent of which was filed on April 21, 1998.

(4) The figure shown as beneficially owned by Mr. Wilner excludes 4,820 shares owned by his spouse and 1,430 shares owned by his adult children. Mr. Wilner disclaims beneficial ownership with respect to these shares. The share information for Mr. Wilner is based upon information provided by the owner as of December 18, 1998.

(5) The shares shown as beneficially owned by Mr. Coggins include 23,700 shares which are currently not outstanding but which are subject to options held by Mr. Coggins which are exercisable within 60 days of the Record Date.

(6) The shares shown as beneficially owned by Mr. Ferguson include 16,600 shares which are currently not outstanding but which are subject to options held by Mr. Ferguson which are exercisable within 60 days of the Record Date.

(7) The figure shown as beneficially owned by Mr. Grady excludes an aggregate of 7,109 shares owned by his adult children. Mr. Grady disclaims beneficial ownership with respect to these shares. This figure also includes 3,000 shares which are currently not outstanding but which are subject to options held by Mr. Grady which are exercisable within 60 days of the Record Date.

(8) The shares shown as beneficially owned by Mr. Ackley include 24,500 shares which are not currently outstanding but which are subject to options held by Mr. Ackley which are exercisable within 60 days of the Record Date.

(9) The shares shown as beneficially owned by Mr. Mauldin include 7,000 shares which are not currently outstanding but which are subject to options held by Mr. Mauldin which are exercisable within 60 days of the Record Date.

(10) The shares shown as beneficially owned by Mr. Shew are not currently outstanding but are comprised of options held by Mr. Shew which are exercisable within 60 days of the Record Date.

      * Less than one percent.


                 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the 1998, 1997, and 1996 fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and to each of the four other most highly compensated officers during fiscal year 1998 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE
                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                         ------
                                                 ANNUAL COMPENSATION                   SECURITIES
                                                ----------------------------------     UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                                            OTHER ANNUAL      OPTIONS     COMPENSATION
DURING FISCAL 1998                     YEAR      SALARY($)  BONUS($)  COMPENSATION($)   SARS (#)        ($)
------------------------               ----      --------   -------   ---------------   ---------   ------------
James D. Ferguson                      1998       131,250         0          (1)         10,000          4,743(2)
President/CEO                          1997       112,604    66,735          (1)         30,300          3,427
                                       1996        79,251         0          (1)         10,000          3,142

Robert E. Ackley                       1998       100,500         0          (1)          5,000          2,880(3)
VP of Operations                       1997        94,583    38,501          (1)         14,500          2,656
                                       1996        89,721         0          (1)          7,500          3,349

Richard C. Coggins                     1998       106,667         0          (1)          6,000          3,349(4)
Chief Financial Officer                1997        98,667    39,357          (1)         15,000          2,574
VP and Secretary                       1996        91,388         0          (1)          7,500          3,250

Keith A. Mauldin                       1998       107,894         0          (1)          4,000          4,315(4)
Director of Custom Products            1997       101,959         0          (1)         12,500          2,312
                                       1996        99,871         0          (1)          4,000          3,665

Clyde A. Shew                          1998       102,000         0          (1)          5,000          4,285(6)
VP of Medical Sales & Marketing        1997        98,906    40,640          (1)         19,500         32,959
                                       1996        27,045         0          (1)              0            338
-----

(1) Certain amounts may have been expended by the Company, which may have had value as a personal benefit to the Named Officers. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for each person.

(2) This amount is comprised of (i) contributions of $3,558 to the Company's 401(k) plan by the Company on behalf of Mr. Ferguson to match pre-tax deferral contributions, all of which is vested, and (ii) $1,185 in annual premiums paid by the Company on behalf of Mr. Ferguson for life insurance not generally available to all Company employees.

(3) This amount is comprised of (i) contributions of $1,888 to the Company's 401(k) plan by the Company on behalf of Mr. Ackley to match pre-tax deferral contributions, all of which is vested, and (ii) $992 in annual premiums paid by the Company on behalf of Mr. Ackley for life insurance not generally available to all Company employees.

(4) This amount is comprised of (i) contributions of $2,500 to the Company's 401(k) plan by the Company on behalf of Mr. Coggins to match pre-tax deferral contributions, all of which is vested, and (ii) $849 in annual premiums paid by the Company on behalf of Mr. Coggins for life insurance not generally available to all Company employees.

(5) This amount is comprised of (i) contributions of $3,277 to the Company's 401(k) plan by the Company on behalf of Mr. Mauldin to match pre-tax deferral contributions, all of which is vested, and (ii) $1,038 in annual premiums paid by the Company on behalf of Mr. Mauldin for life insurance not generally available to all Company employees.

(6) This amount is comprised of (i) contributions of $3,070 to the Company's 401(k) plan by the Company on behalf of Mr. Shew to match pre-tax deferral contributions, all of which is vested, and (ii) $1,215 in annual premiums paid by the Company on behalf of Mr. Shew for life insurance not generally available to all Company employees.


OPTION/SAR GRANTS IN FISCAL YEAR 1998

      The following stock options were granted during fiscal year 1998 to the Named Officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------
                                           PERCENT OF
                             NUMBER OF       TOTAL                                               POTENTIAL REALIZABLE VALUE AT
                            SECURITIES     OPTIONS/SAR'S    EXERCISE   MARKET                    ASSUMED RATES OF STOCK PRICE
                            UNDERLYING     GRANTED TO       OR BASE   PRICE ON                   APPRECIATION FOR OPTION TERM
                           OPTIONS/SAR'S  EMPLOYEES IN       PRICE     GRANT    EXPIRATION      -----------------------------
NAME                         GRANTED (#)   FISCAL YEAR       ($/SH)   DATE (1)    DATE          0%($)      5%($)       10%($)
----            --------------------------------------------------------------------------      -----      -----       ------
James D  Ferguson              10,000 (2)       23%      $   7.09   $   7.25    02/04/08        1,563      47,157      117,109

Robert E. Ackley                5,000 (2)       11%      $   7.09   $   7.25    02/04/08          781      23,579       58,554

Richard C. Coggins              6,000 (2)       14%      $   7.09   $   7.25    02/04/08          938      28,294       70,265

Keith A. Mauldin                4,000 (2)        9%      $   7.09   $   7.25    02/04/08          625      18,863       46,844

Clyde A. Shew                   5,000 (2)       11%      $   7.09   $   7.25    02/04/08          781      23,579       58,554

--------------------

(1) Based on the average of the high and low sales prices on the grant date.
(2) The options shown will become exercisable at the greater of 1,000 shares per year or 20% per year, beginning July 1, 1998. In addition, the Plan contains certain customary conditions for the early expiration of the options.

OPTION/SAR EXERCISES AND YEAR-END VALUES

      The following table sets forth information with respect to the Company's Named Officers concerning the exercise of options during the 1998 fiscal year and unexercised options held as of the end of the 1998 fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR
VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                          OPTIONS/SARS AT FISCAL         IN-THE-MONEY OPTIONS/SARS
                   SHARES                                      YEAR-END (#)              AT FISCAL YEAR-END  ($) (1)
                 ACQUIRED ON           VALUE             -------------------------      -----------------------------
NAME             EXERCISE (#)       REALIZED($)(1)       EXERCISABLE UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----             -----------        -------------        ----------- -------------      -----------     -------------
James D. Ferguson       0                0                 16,600         34,700           8,088            28,331
Robert E. Ackley     2,000            7,856                24,500         19,500          32,688            18,281
Richard C. Coggins   3,000           12,000                23,700         20,800          24,938            19,031
Keith A. Mauldin        0                0                  7,000         14,500           3,500            15,438
Clyde A. Shew           0                0                  5,000         19,500           4,813            21,469
---------------

(1) The "value" of any option set forth in the table above is determined by subtracting the amount which must be paid upon exercise of the options from the market value of the underlying Common Stock as of the exercise date or the fiscal year-end date as applicable.


          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions with respect to the compensation of the Company's Named Officers are made by the three-member Compensation Committee of the Board comprised of Messrs. Shoemaker, Kennemore, and Lathem. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's Named Officers is reviewed by the full Board. Set forth below is a report submitted by the Compensation Committee in its capacity as such addressing the Company's compensation policies for 1998 with respect to the Named Officers of the Company.

COMPENSATION COMMITTEE REPORT

GENERAL COMPENSATION POLICIES WITH RESPECT TO NAMED OFFICERS

     The Compensation Committee does not maintain formal, written executive compensation policies. However, in general, the Committee has structured officer compensation so as to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative, responsibility and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interest in the enhancement of shareholder value.

     The Named Officers' overall compensation is intended to be consistent with the compensation paid to executives of companies similar in size and character to the Company, provided that the Company's performance warrants the compensation being paid. In determining the appropriate compensation, the Compensation Committee has utilized a combination of salary, incentive cash compensation, Company stock ownership and benefits. The Compensation Committee has also attempted to maintain an appropriate relationship between the compensation among the Named Officers and their relative levels of responsibility within the Company.

     Compensation paid to the Company's Named Officers in fiscal year 1998, as reflected in the foregoing compensation tables, consisted of the following elements: base salary, matching contributions paid with respect to the Company's 401(k) plan, and certain benefits. Payments under the Company's 401(k) plan are made to all employees on a non-discriminatory basis.

RELATIONSHIP OF PERFORMANCE TO EXECUTIVE COMPENSATION

     The Compensation Committee believes that a significant portion of the Named Officers' compensation should be based on individual and corporate performance. The principal means through which the Company ties compensation to performance is through the Company's Management Bonus Plan (the "Bonus Plan"). Participants in the Bonus plan include officers and members of the Company's senior management team. Pursuant to the Bonus Plan, prior to the beginning of each fiscal year the Board of Directors approves the Company's operating plan which contains target earnings projections for the coming year. The target earnings projections must provide a reasonable increase over the prior year's earnings and must be consistent with the Company's long-term growth goals. The Bonus Plan is structured so that each participant has an opportunity to earn bonuses equal to approximately 30% of his or her base salary if the Company reaches 100% of the target earnings performance. The percentage of salary potentially earned by each participant under the Bonus Plan ranges from 0% if the Company earnings are less than approximately 90% of the target earnings, to a maximum of 45% if the Company's earnings exceed approximately 130% of target earnings and if certain predefined individual goals are met. Approximately 40% of each participant's bonus earnings are contingent on achievement of these specific individual goals. These individual goals are determined by the chief executive officer and reviewed by the Compensation Committee.

     Options to purchase Company Common Stock are also granted periodically by the Compensation Committee to officers and members of the senior management team. The number of shares granted is based primarily on individual performance and, secondarily, on Company performance relative to the Company's operating and strategic plans.

SALARIES, CASH BONUSES, STOCK OPTION GRANTS, INCENTIVE PAYMENTS

     The 1998 salary levels of the Company's Named Officers were determined on the anniversary date of the employee's last performance review and were based generally on the criteria set forth above. Each employee of the Company, including the Named Officers, is assigned a particular job grade level. The job grade level is determined by a quantitative scoring system which considers various factors under the major categories of job demands, knowledge, job content, and level of responsibility. A salary range has been assigned to each job grade level based on input from independent consultants and the Company's management. The salary levels of the Named Officers were based primarily on individual performance, overall Company performance and achievement of specific individual and corporate goals for the prior fiscal year. The salary levels of the Named Officers must fall within the designated salary ranges for the appropriate job grade level, pursuant to the Company's salary administration plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER DURING FISCAL 1998

     Mr. Ferguson's compensation is determined by the Compensation Committee using the same factors as those applied to other Company officers as described above. The Compensation Committee granted Mr. Ferguson the stock options shown in the table entitled "Option/SAR Grants in Last Fiscal Year" to reward Mr. Ferguson for the increased responsibility associated with his position.

OTHER COMPENSATION PLANS

     The Company has adopted certain broad-based employee benefit plans in which the chief executive officer and the Named Officers have been permitted to participate. The Company has also adopted certain executive officer life and health insurance plans. The incremental cost to the Company of the chief executive officer's and Named Officers' benefits provided under these plans (which is not set forth in any of the tables) totaled less than 10% of their cash compensation in fiscal year 1998. Benefits under these plans generally are not directly or indirectly tied to Company performance.

                                         Submitted by the Compensation Committee

                                         James M. Shoemaker, Jr.
                                         Douglas E. Kennemore, M.D.
                                         J. Ernest Lathem, M.D.


COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Each director of the Company who is not also an officer of the Company receives an annual fee of 1,000 shares of unregistered Common Stock plus a per diem fee of $1,000 for each Board meeting and committee meeting attended. The Chairman of the Board receives 2,000 shares of unregistered Common Stock plus the same $1,000 per diem fee. Including the value on the date of receipt of the Common Stock received in January 1998, no director received more than $23,750 in fiscal 1998 for his services as a director.

     Directors who are also employees of the Company do not receive compensation for their services as directors.

                                PERFORMANCE GRAPH

      The following graph sets forth the performance of the Company's Common Stock for the five-year period from October 2, 1993 through October 3, 1998 as compared to the Russell 2000 Index and a peer group index. The peer group index was prepared by an unaffiliated third party and is comprised of all exchange-listed companies having the standard industry classification code 3842 (which relates to medical products and supplies). The companies included in the peer group index are shown below. All stock prices reflect the reinvestment of cash dividends.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                    AMONG SPAN-AMERICA MEDICAL SYSTEMS, INC.,
                    A PEER GROUP, AND THE RUSSELL 2000 INDEX




                                               FISCAL YEAR ENDING
                        ------------------------------------------------------------------
COMPANY/INDEX/MARKET    10/01/1993  9/30/1994  9/29/1995  9/27/1996  9/26/1997  10/02/1998

Span Amer Med            100.00     106.88     96.68      95.96      128.92     115.01

Peer Group               100.00     109.73     175.85     176.94     209.49     234.84

Russell 2000 Index       100.00     102.67     126.67     143.45     191.02     154.69


                     COMPANIES INCLUDED IN PEER GROUP INDEX
                    STANDARD INDUSTRY CLASSIFICATION CODE 3842
Allied Healthcare Products, Inc.   Armor Holdings, Inc.          ATS Medical, Inc.
Bio-Vascular, Inc.                 Biomet, Inc.                  Cardima, Inc.
Chad Therapeutics, Inc.            Collagen Corp.                Depuy, Inc.
DHB Capital Group, Inc.            Eastco Industrial Safety      Eclipse Surgical Tech, Inc.
Exactech, Inc.                     Guardian Tech. Intnl., Inc.   Hanger Orthopedic Group
Innovasive Devices, Inc.           Invacare Corp.                Isolyser Co., Inc.
Koala Corporation                  Lakeland Industries, Inc.     Langer Biomechanics Group
Life Medical Science, Inc.         Lifequest Medical, Inc.       Maxxim Medical, Inc.
Med-Emerg International, Inc.      Medical Action Industries     Mentor Corporation
Mine Safety Appliance Co.          Minimed, Inc.                 National Healthcare Mfg. Corp.
Orthofix International NV          Possis Medical, Inc.          Resound Corp.
Respironics, Inc.                  Sofamor/Danek Group, Inc.     Span-America Med. Sys.
Steris Corp.                       Sulzer Medica Ltd. ADS        Sunrise Medical, Inc.
Symphonix Devices, Inc.            Thermedics, Inc.              Wyant Corp.
X-Ceed, Inc.

                              CERTAIN TRANSACTIONS

     The law firm of Wyche, Burgess, Freeman & Parham, P.A., whose members include Mr. Shoemaker, a director of the Company, serves as general counsel to the Company. Fees paid to this law firm by the Company were less than one percent of the law firm's gross revenues during the firm's last fiscal year. The Company believes that the terms of its relationship with the law firm are at least as favorable as could be obtained from a third party.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the 1998 fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were met.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Board of Directors has selected Ernst & Young LLP as the independent certified public accountants for the Company for its 1999 fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. Ernst & Young LLP have served the Company as independent auditors and tax advisors since 1985. Neither the firm nor any of its members has any relation with the Company except in the firm's capacity as auditors and tax advisors.


                              SHAREHOLDER PROPOSALS

      Proposals by shareholders for consideration at the 2000 Annual Meeting of Shareholders must be received at the Company's offices at Post Office Box 5231, Greenville, South Carolina 29606 no later than August 31, 1999, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2000 Annual Meeting of Shareholders. Under the regulations of the Securities and Exchange Commission, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.


                               PROXY SOLICITATION

COST OF SOLICITATION

      The Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with the solicitation. Proxies will be solicited principally by mail but may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company without additional compensation. The Company has also engaged

Corporate Communications, Inc. in Nashville, Tennessee to assist in investor relations activities, including distributing shareholder information and contacting brokerage houses, custodians, nominees and fiduciaries, for a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

BANKS, BROKERS AND OTHER CUSTODIANS

      Banks, brokers and other custodians are requested to forward proxy solicitation materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the Proxy Materials to beneficial owners of Common Stock.


                              FINANCIAL INFORMATION

     The Company's 1998 Annual Report containing financial statements reflecting the financial position and results of operations of the Company for the fiscal year ended October 3, 1998, is being mailed to shareholders concurrently herewith. THE COMPANY WILL ALSO PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF DECEMBER 10, 1998, WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED OCTOBER 3, 1998, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE DIRECTED TO SPAN-AMERICA MEDICAL SYSTEMS, INC., P.O. BOX 5231, GREENVILLE, SOUTH CAROLINA 29606 ATTENTION: RICHARD C. COGGINS.


                                  OTHER MATTERS

      Management of the Company is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

                                             By Order of the Board of Directors



                                             Richard C. Coggins
                                             SECRETARY

December 28, 1998
Greenville, South Carolina

                 [SPAN-AMERICA MEDICAL SYSTEMS, INC. LOGO HERE]

                       SPAN-AMERICA MEDICAL SYSTEMS, INC.

                        ANNUAL MEETING, JANUARY 28, 1999

The undersigned shareholder of Span-America Medical Systems, Inc. (the "Company"), hereby revoking all previous proxies, hereby appoints THOMAS D. HENRION and JAMES D. FERGUSON, and each of them, the attorney of the undersigned with power of substitution, to vote all stock of the Company standing in the name of the undersigned upon all matters at the Company's Annual Meeting to be held at the Company's headquarters at 70 Commerce Center, Greenville, South Carolina, on Thursday, January 28, 1999, at 9:00 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned's vote as specified on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPAN-AMERICA MEDICAL SYSTEMS, INC. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES LISTED ON THE REVERSE SIDE.

--------------------------------------------------------------------------------
|  PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED   |
|  ENVELOPE.                                                                   |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
|Please sign this Proxy as your name or names appear hereon. If stock is held | |jointly, signatures should appear for both names. When signing as attorney, | |administrator, trustee, guardian or agent, please indicate the capacity in | |which you are acting. If stock is held by a corporation, please sign in full |
|corporate name by authorized officer and give title of office.                |
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?
____________________________________   _________________________________________
____________________________________   _________________________________________
____________________________________   _________________________________________

*************************************APPENDIX***********************************

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

-----------------------------------                 1. Election of Directors as set forth in the
SPAN-AMERICA MEDICAL SYSTEMS, INC.                     accompanying Proxy Statement (except as marked
-----------------------------------                    to the contrary below).
                                                                                     FOR ALL    WITH-    FOR ALL
                                                                                     NOMINEES   HOLD     EXCEPT
                                                           THOMAS F. GRADY, JR.
                                                          J. ERNEST LATHAM, M.D.     [ ]        [ ]       [ ]
                                                         JAMES M. SHOEMAKER, JR.
                                                             ROBERT H. DICK


                                                       NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE,
                                                       MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF
                                                       THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

                                                    2. At their discretion upon such matters as may properly come before the meeting.



Please be sure to sign                       -------
  and date this Proxy.                       | Date |
----------------------------------------------------   Mark box at right if an address change or comment has been noted on the  [ ]
|                                                   |  reverse side of this card.
|                                                   |
|                                                   |
|___Shareholder sign here________Co-owner sign here_|
